Exhibit VI

AMENDMENT TO THE TRUST AGREEMENT, DATED AS OF FEBRUARY 28, 2008, BETWEEN BANCO INBURSA, S.A. AND AT&TI (FORMERLY KNOWN AS SBC INTERNATIONAL, INC.) (ORIGINAL, SPANISH VERSION)

SEGUNDO

CONVENIO MODIFICATORIO AL

CONTRATO DE FIDEICOMISO

No. F/1046

QUE CELEBRAN

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO

FINANCIERO INBURSA, DIVISIÓN FIDUCIARIA

SBC INTERNATIONAL, INC.

CON LA COMPARECENCIA DE

AMERICA MOVIL, S.A.B. DE C.V.

Exhibit VI

SEGUNDO CONVENIO MODIFICATORIO AL CONTRATO DE FIDEICOMISO IRREVOCABLE No. F/1046, CELEBRADO EL 28 DE MARZO DE 2001, QUE CELEBRAN:

(A)	COMO FIDEICOMISARIO SBC INTERNATIONAL, INC., REPRESENTADA POR EL SEÑOR LARRY IVAN BOYLE (EN LO SUCESIVO REFERIDO COMO EL “FIDEICOMISARIO”);

(B)	COMO FIDUCIARIO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, DIVISIÓN FIDUCIARIA, REPRESENTADO POR SU DELEGADO FIDUCIARIO, EL SEÑOR RAÚL ZEPEDA RUIZ (EN LO SUCESIVO EL “FIDUCIARIO”); Y

(C)	CON LA COMPARECENCIA DE AMÉRICA MÓVIL, S.A.B. DE C.V., AREPRESENTADAPOR EL SEÑOR EDUARDO VALDES ACRA.

AL TENOR DE LAS SIGUIENTES DECLARACIONES Y CLÁUSULAS:

D E C L A R A C I O N E S

I.	Declara el Fideicomisario:

a.	Que con fecha 28 de marzo de 2001 celebró un Contrato de Fideicomiso Irrevocable (el “Contrato de Fideicomiso”) con el carácter de Fideicomisario.

b.	Que con fecha 18 de enero de 2002 celebró un Convenio Modificatorio al Contrato de Fideicomiso (el “Convenio Modificatorio”), a efecto de modificar diversas cláusulas y referencias del Contrato de Fideicomiso.

c.	Que desea modificar diversas cláusulas y referencias del Contrato de Fideicomiso, incluyendo al Convenio Modificatorio, para lo cual desea celebrar el presente Segundo Convenio Modificatorio del Contrato de Fideicomiso.

d.	Que es su deseo continuar formando parte del Contrato de Fideicomiso en los términos y sujeto a las condiciones contenidas en el presente Convenio y en el Contrato de Fideicomiso, para los fines del mismo.

e.	Que se encuentra legitimado para celebrar el presente Contrato y obligarse en los términos del mismo.

II.	Declara el Fiduciario, que desea celebrar el presente Segundo Convenio Modificatorio del Contrato de Fideicomiso y que su representante cuenta con facultades suficientes para celebrar el presente Convenio de acuerdo al Artículo 80 de la Ley de Instituciones de Crédito sin que las mismas les hayan sido revocadas o limitadas en forma alguna.

Exhibit VI

III.	Declara América Móvil, S.A.B. de C.V.:

a.	Que con fecha 18 de enero de 2002 celebró un Convenio Modificatorio al Contrato de Fideicomiso (el “Convenio Modificatorio”), a efecto de modificar diversas cláusulas y referencias del Contrato de Fideicomiso, donde se incluyó su comparecencia en el mismo.

b.	Que desea modificar diversas cláusulas y referencias del Contrato de Fideicomiso, incluyendo al Convenio Modificatorio, para lo cual desea celebrar el presente Segundo Convenio Modificatorio del Contrato de Fideicomiso.

c.	Que se encuentra legitimado para celebrar el presente Contrato y obligarse en los términos del mismo.

Con base en las declaraciones anteriores, las partes celebran el presente Convenio conforme a lo dispuesto en las siguientes

C L Á U S U L A S

PRIMERA. DEFINICIONES. Las partes aceptan y convienen que todos los términos utilizados con mayúscula inicial en el presente Segundo Convenio Modificatorio y que no se definan en el mismo tendrán el significado que les atribuye en el Contrato de Fideicomiso.

SEGUNDA. MODIFICACIÓN. Las partes convienen en modificar en este acto las cláusulas TERCERA en su numeral 2; CUARTA en su primer párrafo Y DECIMA PRIMERA, lo anterior, como consecuencia de la fusión que América Móvil, S.A.B. celebró en calidad de fusionante con América Telecom, S.A. de C.V., con la consecuente desaparición de ésta última, aprobada en su asamblea extraordinaria de accionistas de fecha 13 de diciembre de 2006. En virtud de lo anterior, a partir de la fecha de celebración del presente Convenio Modificatorio las cláusulas antes citadas se entenderán como sigue:

“TERCERA.-

1.-...

2.- Que el FIDUCIARIO ejercite todos los derechos corporativos y patrimoniales o pecuniarios que correspondan a o se deriven de las acciones Serie “AA” de AMERICA MOVIL que formen parte del patrimonio del FIDEICOMISO; en el concepto de que sí en el ejercicio de dichos derechos el FIDUCIARIO recibe acciones Serie “AA” de AMERICA MOVIL, dichas nuevas acciones pasarán a formar parte del patrimonio del FIDEICOMISO, quedarán afectas a los fines del mismo y se considerarán como parte de las acciones Serie “AA” de AMERICA MOVIL para todos los efectos del presente Contrato, y las acciones deberán ser votadas en el mismo sentido en que lo haga la mayoría de accionistas, salvo para el nombramiento de los Consejeros y miembros del Comité Ejecutivo de América Móvil......

......”

“CUARTA.- Para el ejercicio de los derechos corporativos de las acciones Serie “AA” de AMERICA MOVIL, en particular para representar y votar las acciones Serie “AA” de AMERICA MOVIL en las Asambleas Ordinarias, Extraordinarias o

Exhibit VI

Especiales de Acciones de AMERICA MOVIL, el FIDUCIARIO deberá representar dichas acciones por conducto del funcionario o representante del FIDUCIARIO que éste mismo designe y deberá necesariamente votar dichas acciones en el mismo sentido y forma que vote sus acciones la mayoría de los accionistas, salvo en el caso de Asambleas de Accionistas de AMERICA MOVIL que deban resolver respecto a la designación de los miembros del Consejo de Administración y del Comité Ejecutivo de AMERICA MOVIL, en cuyo caso el FIDEICOMISARIO podrá instruir directamente al FIDUCIARIO, respecto de la designación de los miembros del Consejo de Administración y del Comité Ejecutivo de AMERICA TELECOM....”

“DECIMA PRIMERA. Cualquier modificación a este contrato será válida solamente si es hecha con el consentimiento escrito del FIDEICOMISARIO y del FIDUCIARIO.”

Asimismo, América Móvil, S.A.B., deja de formar parte del FIDEICOMISO por lo que se otorgan recíprocamente América Móvil, S.A.B., el FIDUCIARIO y el FIDEICOMISARIO entre sí, la liberación más amplia que en derecho proceda respecto de cualquier responsabilidad derivada de su comparecencia conforme al FIDEICOMISO, no reservándose ninguna de las partes derecho alguno que ejercitar al respecto en contra de las otras.

TERCERA. JURISDICCIÓN Y LEY APLICABLE Y DIVERSOS. El presente Convenio se regirá por las disposiciones y jurisdicción prevista en el Contrato de Fideicomiso.

CUARTA. ACUERDO INTEGRAL. Este Convenio incluyendo el Contrato de Fideicomiso y el Convenio Modificatorio, constituyen el acuerdo integral de las partes con respecto al asunto materia de este Convenio. El presente Segundo Convenio Modificatorio no constituye novación de obligación alguna, sino solamente la modificación del Contrato de Fideicomiso y al Convenio Modificatorio, en los términos pactados y obligaciones accesorias correspondientes, por lo que, salvo lo aquí previsto, subsistirán integramente las obligaciones y derechos entre las partes.

Leído que fue el presente Convenio, las partes manifiestan tener conocimiento de su contenido y alcance legal, y lo firman a los 28 días del mes de febrero de 2007.

FIDEICOMISARIO	FIDUCIARIO
SBC Internacional Inc.	Banco Inbursa, S.A. Grupo Financiero Inbursa División Fiduciaria

/s/ LARRY IVAN BOYLE	/s/ Raúl Humberto Zepeda Ruíz
Por: LARRY IVAN BOYLE	Por: Raúl Humberto Zepeda Ruíz
Cargo: Delegado Fiduciario

POR ACEPTACIÓN:
América Móvil, S.A.B. de C.V.

/s/ Eduardo Valdés Acra
Por: Eduardo Valdés Acra
Cargo: Apoderado

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